Exhibit 4.4

RECORD No. 839/2013

PLEDGE WITHOUT CONVEYANCE OVER CREDITS

GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

KNOW ALL PERSONS BY THESE PRESENTS, that, in Santiago, Chile, this February 11, 2013 before me, Enrique Mira Gazmuri, Notary Public Alternate of the Titular of the 29th Notarial Office in and for Santiago, domiciled in this city at 225 Mac-Iver, office 302, Santiago, personally appeared:

Mr. Pedro Enrique Aylwin Chiorrini, Chilean, married, lawyer, identity card No. 8,303,420-3, domiciled at 179 Nuestra Señora de los Ángeles, borough of Las Condes, Santiago, on behalf of, as shall be evidenced, GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE, Taxpayer Identification No. 59,105,330-2, Chilean agency from GeoPark Latin America Limited, foreign company incorporated and existing under the laws of Bermuda, for this purposes with the same domicile as its representative, hereinafter “GeoPark  Agencia en Chile”

Mr. Pedro Enrique Aylwin Chiorrini, already individualized, on behalf of, as shall be evidenced, GEOPARK FELL SpA, Taxpayer Id. No. 76,129,094-0, a company limited by shares incorporated and existing under the laws of the Republic of Chile, and for this purposes with the same domicile as its representative, hereinafter “GeoPark Fell”;

Mr. Pedro Enrique Aylwin Chiorrini, already individualized, on behalf of, as shall be evidenced, GEOPARK LLAMOS S.A.S., a simplified corporation incorporated and existing under the laws of the Republic of Colombia, Taxpayer Id. No. 900509623-1, and for this purposes with the same domicile as its representative, hereinafter “GeoPark Llanos”;

and Mr. Fernando Noriega Potocnjak, Chilean, single, lawyer, identity card No. 15.384.237-K, domiciled at Isidora Goyenechea 2800, 43TH floor, Las Condes, Santiago, on behalf of, as shall be evidenced, Deutsche Bank Trust Company Americas, a company incorporated and existing under the laws of United States of America, domiciled at 60 Wall Street, New York, New York, 10005, United States of America, and for this purposes with the same domicile as its representative, acting in its capacity as representative of the Note Holders /as defined below/, hereinafter the “Collateral Agent”, the appearing parties being of legal age and having evidenced their identities with the aforementioned personal documents, hereby set forth as follows:

FIRST: Background.

One/ Indenture. By means of a English-language private instrument, dated February 11, 2013, and subject to the laws of the State of New York, United States of America, GeoPark Agencia en Chile and Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent, and others, entered into a indenture /the “Indenture”/, pursuant which the issuance of senior secured notes was agreed /the “Notes”/ denominated in United States Dollars /”Dollars”/, for up to a total principal amount of 300,000,000 Dollars, a copy of which is registered on this date with the appearing Notary Public, record number 833/2013, and is deemed an integral part of the present instrument for all legal purposes. The capacity of Deutsche Bank Trust Company Americas as Trustee and Collateral Agent is evidenced in the Indenture, which also establishes its rights, obligations and duties. The Indenture also provides that the Collateral Agent acts on behalf of the holders of the Notes /that is, the initial purchasers of the Bonds and each subsequent holder of the notes, hereinafter the “Note Holders”/, for all legal and contractual purposes arising from the Indenture, among which are the acceptance on any collateral that may be granted to ensure the compliance of the obligations that represent the Notes and those contained in the Indenture, as established in number Five of this clause First.

Two. Characteristic of the issuance. /i/ Denomination. The Notes will be issued in minimum denomination of 200,000 Dollars and, in excess of such amount, in integral multiples of 1,000 Dollars.

/ii/ Interest. The amounts owed by GeoPark Agencia en Chile pursuant the Notes will bear interest at the rate set forth below, commencing on February 11, 2013, and payable every six months at February 11, and August 11 of each year, commencing on August 11, 2013.

/iii/ Interest Rate. The applicable interest rate will be 7.50 per annum, on the basis of a 360-day year of twelve 30-days months.

/iv/ Interest Payment. Accrued interest shall be paid by GeoPark Agencia en Chile on each February 11 and August 11, commencing on August 11, 2013. In case such day is holiday, accrued interest shall be paid the next succeeding Business Day /that is a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in New York City, New York or Santiago, Chile/.

/v/ Maturity Date of the Notes. The Notes will mature on February 11, 2020. The Indenture establishes the conditions, terms, dates and costs under which GeoPark Agencia en Chile may early redeem the Notes.

/vi/ Place of Payment. The Notes shall be paid at the domicile of the institution or institutions appointed by GeoPark Agencia en Chile as its paying agent, hereinafter the “Paying Agent”. In the Indenture, GeoPark Agencia en Chile appointed Deutsche Bank Trust Company Americas as Paying Agent, and Deutsche Bank Luxembourg S.A., as European Paying Agent.

/vii/ Currency. All payment by GeoPark Agencia en Chile pursuant the Indenture shall be made in Dollars of the United States of America.

/viii/ Taxes. All payments made by GeoPark Agencia en Chile pursuant the Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or futures taxes, duties, assessments or governmental charges /”Taxes”/ of whatever nature imposed, levied, collected or withheld or assessed by or within Chile or Bermuda, unless such withholding or deduction is required by law or by the administrative interpretation of the authority thereof. In the event of any such withholding or deduction of Taxes, GeoPark Agencia en Chile will pay to the Note Holders such additional amounts (“Additional Amounts”) as will result in the receipt by each holder of the net amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction. Notwithstanding the foregoing, no such Additional Amounts will be payable in the circumstances detailed in Section 4.22 of the Indenture.

/ix/ Events of Default. The occurrence of any of the Events of Default /as defined in Section 6.01 of the Indenture/ constitutes an event of default with respect of the Notes. Under the occurrence of an

Event of Default, subject to the fulfillment of the provisions of Section 6.02 of the Indenture, the Notes will become immediately due and payable.

Three. Obligations. All obligations owing by GeoPark Agencia en Chile under the Bonds and any other document related to or in connection with the Bonds, including, but not limited, to the Indenture or the present instrument, and any extension, amendment or supplement of any of the above mentioned documents, and any other instrument GeoPark Agencia en Chile has executed or accepted, or might execute or accept in the future in order to evidence those obligations, present or future, matured or not, at any time owing by GeoPark Agencia en Chile to the Note Holders, shall hereinafter be referred to as an “Obligation” and, collectively the “Obligations”.

Four. Collateral Agent. It is hereby stated that the Collateral Agent has been appointed on behalf of the [Note Holders] under the [Indenture] as their collateral agent and attorney, with sufficient authority to represent them on the performance of the rights and actions that the Note Holders may have pursuant to applicable law in connection to guarantees related to the Indenture or the Notes, and under any other document evidencing the Obligations. GeoPark Agencia en Chile and the other appearing parties, by means of this document, expressly accept, as provided in article 18 of Law No. 20,190, and acknowledges as sufficient the appointment of the Collateral Agent as collateral agent pursuant to the [Indenture] and the mandate granted by means of the [Indenture].

SECOND: Acknowledgment of Debt. One. Pursuant to public deed dated February [11], 2013, granted in the Notary Public of Santiago Mr. Raúl Undurraga Laso, record No. 834/2013, GeoPark Fell SpA acknowledged to owe to GeoPark Agencia en Chile the principal amount of 138,179,611.11 Dollars, /the “Credit Fell”/, according to the information referred to in the public deed /the “Acknowledgment GeoPark Fell”/. On the other hand, pursuant to public deeds dated on the same date and before the same Notary Public stated above February, 2013, granted on the same date and before the same Notary Public, record No. 835/2013 and 836/2013, GeoPark Llanos acknowledged to owe to GeoPark Agencia en Chile the principal amount of 37,500,000 Dollars, and 412,106.35 Dollars, respectively /the “Credit Llanos”/, according to the information referred to in the public deeds /the “Acknowledgment GeoPark Llanos”/, hereinafter together the Credit Fell and the Credit Llanos the “Credits Fell and Llanos”. Two. Credits. Pursuant to the information described in number One above, GeoPark Agencia en Chile holds the Credits Fell and Llanos against the companies GeoPark Fell and GeoPark Llanos, respectively.

THIRD: Pledge without Conveyance over Credits. In order to secure complete, actual and timely performance of each and all of the Obligations, GeoPark Agencia en Chile creates to the benefit of the Note Holders, represented by the Collateral Agent, a first priority pledge without conveyance over the Credits Fell and Llanos according to article 14 of Law number 20,190, hereinafter the “Pledge without Conveyance Law”, and over all the credits that the GeoPark Agencia en Chile may acquire for whichever cause in the future against GeoPark Fell and GeoPark Llanos, documented in any form up to a maximum amount equivalent to the Obligations, whether they are due by GeoPark Fell or GeoPark Llanos,  as established in article 9th of the Pledge without Conveyance Law, hereinafter also the “Future Credits”, and together with the Credits Fell and Llanos, the “Pledged Credits”. The right in rem over the Future Credits will be acquired once the Future Credits exist, and shall be deemed to exist the right in rem from the date of registration of this instrument in the Pledge without Conveyance Registry. The parties agree that the pledge hereby furnished is intended to secure the Note Holders, represented by the Collateral Agent, the full, effective and timely compliance of each and all the Obligations, as well as any other sum owed thereunder, including but not limited to, taxes, rights, obligations, retentions, fees, remunerations, charges, expenses, damage compensations, cost increases, financial charges, expenses and any other amount, as well as term extensions, renewals that might be agreed upon regarding the Obligations, legal fees and collection costs, if any; and in general to secure full, effective and timely compliance of each and all the Obligations. It is stated that to comply with the provision of article seventh of the Pledge without Conveyance Law, the titles which contain the Credits Fell and Llanos, respectively, are registered on this date with the appearing Notary Public, under record No. 835/2013 and 836/2013, and are deemed an integral part of the present instrument for all legal purposes. Likewise, and for purposes of the pledge hereby granted over the Future Credits, GeoPark Agencia en Chile shall periodically notify in writing to the Collateral Agent of the acquisition of any Future Credit, within a 10 business day term as from the date of acquisition, and shall deliver to the Collateral Agent, within the same term, the titles evidencing the relevant Future Credits, which titles shall be registered with the public registries of the intervening notary, or its successor, or if the intervening notary or its successor ceases to exist, with the public registries of the first notary public of Santiago, and in all cases, a annotation of such registration shall be made in this instrument.

FOURTH: Prohibition. GeoPark Agencia en Chile hereby undertakes (i) not to sell, contribute or in any other way dispose, in whole or in part, the Pledged Credits, except as permitted by the Indenture, (ii) not to encumber, in whole or in part, the Pledged Credits, except for the creation of the Permitted Collateral Liens, as defined in the Indenture, and (iii) except as permitted under the Indenture, not to execute any act or contract whatsoever over, or to modify, in whole or in part, the Pledged Credits, all of the above without the previous written authorization of the Collateral Agent.

FIFTH: Title. GeoPark Agencia en Chile represents and warrants that it holds the Credits Fell and Llanos as the sole and exclusive owner, that the Credits Fell and Llanos have been legally acquired and they do not affect legitimate rights of third parties, and that they are free of any encumbrances, liens, litigation, prohibitions to sell or encumber, and other restrictions, seizures, preliminary injunctions, enforcement actions or pledges of any kind, except for the ones herein granted.

Likewise, it represents that the Credits Fell and Llanos are not subject to sale promises, options, conditional sales or any other act or contract to transfer the property of the Pledged Credits or grant them as collateral for other obligations, or other impediments that affect their free disposal or the creation of this pledge. Likewise, GeoPark Agencia en Chile states that there is no impediment, both to the Credits Fell and Llanos as to itself, to grant this pledge and prohibition. Finally, GeoPark Agencia en Chile undertakes to ensure and respond for the fact that the Future Credits will be at the date of their acquisition free of all kind of encumbrances, preliminary injunctions, or any other act or contract to grant them as collateral for other obligations, and that there will be no encumbrance that may impede, lock, delay or reduce the free disposal of the Future Credits, except for the Permitted Collateral Liens..

SIXTH: Registration. The pledge and prohibitions hereby granted shall be registered in the Pledge without Conveyance Registry, at GeoPark Agencia en Chile’ cost, pursuant to article 24 of the Pledge without Conveyance Law.

SEVENTH: Delivery. GeoPark Agencia en Chile delivers to the Collateral Agent in this act, titles evidencing the Credits Fell and Llanos, constituted by authorized copies of the Acknowledgment GeoPark Fell and the Acknowledgment GeoPark Llanos. The Collateral Agent, duly represented as indicated above in this instrument, represents to receive the titles to its entire satisfaction.

EIGHTH: Acceptance. The Collateral Agent, duly represented as indicated above in this document and on behalf of the Note Holders, hereby accepts the pledge and prohibition created by the GeoPark Agencia en Chile hereunder, and acquired the in pledge rem right. The Collateral Agent shall have in respect of GeoPark Agencia en Chile and third parties, the benefits, privileges and preferences the law established in favor of the pledgees.

NINTH: Exercise of rights. To the extent that GeoPark Agencia en Chile has performed full, effective and timely each and all of the Obligations, GeoPark Agencia en Chile shall keep the complete exercise of the rights that it has as legitimate holder of the Credits GeoPark Fell and GeoPark Llanos, including the right to collect and receive the interests arising from the Credits Fells and Llanos, that GeoPark Fell and GeoPark Llanos may pay pursuant the relevant acknowledgments of debt. Upon the occurrence and continuity of an Event of Default /[as defined in the Indenture]/, the Collateral Agent, prior written notice delivered to GeoPark Fell and GeoPark Llanos through a Notary Public or judicially, as established in article seventh of the Pledge without Conveyance Law, and as of the date of such notice, not being necessary to evidence to third parties the relevant Event of Default, shall be entitled to exercise all rights that GeoPark Agencia en Chile is legally entitled to pursuant to Pledged Credits, including the right to collect and receive the interests, and GeoPark

Fell and GeoPark Llanos will be banned to pay the Pledged Credits, and any interest accrued or to be accrued therefrom, in hands different from the Collateral Agent. The sums received shall be applied by the Collateral Agent for payment of the Obligations, as provided in the Indenture.

TENTH: Notification and acceptance. According to article seventh of the Pledge without Conveyance Law, as of the date the notice established in clause Ninth above is given, the Collateral Agent hereby bans GeoPark Fell and GeoPark Llanos to pay, in whole or in part, the Pledged Credits or the interests accrued or to be accrued, in hands different from the Collateral Agent. Present herein, Mr. Pedro Enrique Aylwin Chiorrini, individualized at the hearing, on behalf of GeoPark Fell y GeoPark Llanos, and its capacity as duly authorized representative to be notified on behalf of the aforementioned companies, hereby represents that GeoPark Fell and GeoPark Llanos have been duly served of the pledge hereby granted, and in consequence, unconditionally, irrevocably and without reserves they accept the obligation to pay the Pledged Credits to the Collateral Agent,  as of the date of the aforementioned notice is given, pursuant to the rules established herein and article seventh of the Pledge without Conveyance Law.

ELEVENTH: Additional Obligations of GeoPark Agencia en Chile. To the extend the Obligations have not been fully discharged, GeoPark Agencia en Chile shall /i/ defend the Credits Fell and Llanos of third party actions, /ii/ deliver the Collateral Agent all resources and amounts that may come or be payable pursuant to any sale, transfer, redemption, seizure or disposition of the Credits Fell and Llanos, except for those are authorized to collect under this instrument, /iii/ shall subscribe all documents and perform all actions that are necessary or that the Collateral Agent may reasonably request to register and enforce this pledge, and /iv/ will full and timely pay any tax, contribution or charge that is established or that may be established in the future in connection with the ownership, use, enjoyment or any other circumstance concerning the Pledged Credits.

TWELFTH: Conditions for the Release and Cancellation. GeoPark Agencia en Chile shall not claim the termination of the pledge and prohibition, in whole or in part, until full extintion of the Obligations, except to the extent the release and cancellation is permitted by the Indeture under other circumstances, in which case GeoPark Agencia en Chile may request it only and specifically under the terms of the Indenture. The release and cancellation shall be at the expense of GeoPark Agencia en Chile.

THIRTEENTH: Power to the bearer. The bearer of an authorized copy of this deed is empowered to request the pertinent registrations and annotations with the relevant registrars.

FOURTEENTH: Expenses. The expenses, taxes, if any, notarial and registration fees as well as disbursements of any kind related to the perfection of this pledge and prohibitions, those arising under any supplemental instruments of public record deemed necessary to clarify, correct or introduce additions to this instruments and those pertaining to the cancellations or redemptions thereof shall be borne exclusively by GeoPark Agencia en Chile.

FIFTEENTH: Other guarantees. It is expressly stated that the pledge and prohibitions established hereunder are notwithstanding any other collateral or prohibition furnished by the GeoPark Agencia en Chile and/or third parties to secure the Obligations.

SIXTEENTH: Indivisibility. It is hereby evidenced that the obligations that GeoPark Agencia en Chile has assumed hereunder are indivisible.

SEVENTEENTH: Sufficient Title. GeoPark Agencia en Chile represents and warrants in favour of the Note Holders, that a true and certified copy of this instrument, together with the Notes, constitutes fair and sufficient title to bring and continue any action deemed necessary by law in connection with the Obligations. The provisions hereof shall under no circumstances be deemed as a limitation to the rights of the Note Holders under the Indenture, the Notes or this instrument, or under the law or as a modification, replacement or limitation to the rights of the Note Holders or the Collateral Agent under the Indenture or the Notes.

EIGHTEENTH: Successors and Assignees. GeoPark Agencia en Chile represents that this pledge agreement and the powers-of-attorney granted hereby as well as the exercise of the rights arising hereunder and thereunder are not subject to any taxes or charges for stamp tax or comparable taxes or charges and consequently the Collateral Agent has unrestricted access to exercise its rights under no limitation whatsoever. Likewise, GeoPark Agencia en Chile represents that the pledge and prohibition furnished hereby shall be for the benefit of and the rights created thereby may be exercised by the Collateral Agent and its successors or assignees. Said successors or assignees and those who legally or voluntarily subrogate for such rights shall have the same rights and benefits against GeoPark Agencia en Chile as granted hereunder to the Collateral Agent.

NINETEENTH: Obligations in Foreign Currency. Proof is hereby rendered that each and all obligations under the Indenture and the Notes, which payment has been agreed in foreign currency shall be understood as extinguished only up to the amount by which such currency in free convertible and available foreign currency has been received, or, were the payment made in another currency, just up to the amount with which such currency allows to purchase the foreign currency with which payment had been made due to convention or law, the business day following that one in which said money has been received.

TWENTIETH: Taxes. GeoPark Agencia en Chile states that the pledge contained herein is not subject to any taxes and agrees to pay all taxes that may be payable in the future in connection with this agreement or the Pledged Credits.

TWENTY-FIRST: Nullity and Ineffectiveness. If, for any reason, one or more provisions hereof are held to be void or unenforceable in whole or in part, said holding shall not affect the effectiveness of the remaining provisions hereof or of the Indenture and the Notes, or any of the other documents related thereto, as provided by law.

TWENTY-SECOND: Lack of Modifications and Novation. The provisions hereby shall not be considered under any circumstance as a modification or limitation of the rights of the Collateral Agent, the Note Holders or GeoPark Agencia en Chile by virtue of law, the Indenture and the Notes, or by virtue of any other instrument subscribed in relation with the foregoing, nor shall be considered a novation under any circumstances.

TWENTY-THIRD: Domicile and Jurisdiction. For all legal purposes arising hereunder, GeoPark Agencia en Chile sets its domicile in the city and borough of Santiago and submits to the competent jurisdiction of the courts of law sitting in said borough.

TWENTY-FOURTH: Applicable Law. The pledge and prohibition hereby granted are governed by Chilean law.

TWENTY-FIFTH: Power to Rectify. The appearing parties hereby confer an irrevocable special power of attorney upon Mr. Bernardo Simián Soza and Mr. Juan Cristóbal Schmidt Canessa, so that any one of them acting together with any one of Mr. Diego Peralta, Pablo Iacobelli, Salvador Valdés, Felipe Moro, Patricia Silberman and Fernando Noriega, may draft any text necessary to rectify this public deed and fulfill the full registration of the pledge granted, being empowered to sign all public or private instruments that may be required.

TWENTY-SIXTH: Headings. The denominations given by the parties to the different provisions in this contract have been set only as reference and to make reading easier, without them affecting the meaning or scope in which the clause as a whole may differ in connection with such a denomination.

TWENTY-SEVENTH: Collateral Agent Protections.  The Collateral Agent shall act hereunder in accordance with the terms and conditions of the Indenture. Any and all actions the Collateral Agent takes or omits to take hereunder shall be covered by the indemnity provisions of the Indenture and Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on it under the Indenture which shall be deemed to be incorporated by reference herein.

LEGAL CAPACITIES. The legal capacity of Mr. Pedro Aylwin Chiorrini to act on behalf of GeoPark Latin America Limited Agencia en Chile is evidenced in the power of attorney granted on August 8, 2002, in Hamilton, Bermuda, which power of attorney was duly legalized and registered in the notarial records of the Notary Public of Santiago Mrs. Antonieta Mendoza Escalas on September 10, 2002, record No. 6,037/2002, ratified and complemented by means of power of attorney granted on June 1, 2007 in Hamilton, Bermuda, which power of attorney was duly legalized and registered in the notarial records of the Notary Public of Santiago Mrs. Antonieta Mendoza Escalas on June 26, 2007, record No. 5,877/2007. The legal capacity of Mr. Pedro Enrique Aylwin Chiorrini to act on behalf of Geopark Fell SpA is evidenced in the public deed dated May 20, 2011, granted before the Notary Public of Santiago Mr. Andrés Rubio Flores. The legal capacity of Mr. Pedro Enrique Aylwin Chiorrini to act on behalf of Geopark Llanos S.A.S. is evidenced in the special power of attorney  granted before the Notary Public Mrs Adriana Cuellar, and legalized before the Chilean Consulate in Bogotá on February 6, 2013. The legal capacity of Mr. Fernando Noriega Potocnjak to act on behalf of Deutsche Bank Trust Company Americas is evidenced in the special power of attorney  granted in the city of New York, United States of America, which, duly legalized, was register under the notary public´s protocol on February 8, 2013, under the number 1658/2013 before the Notary Public of Santiago Mr. Jose Musalem Saffie. The aforementioned legal capacities are not included in this instrument since they are known both to the Parties and the authorising Notary Public. IN WITNESS WHEREOF and following a reading of these presents, the parties appearing set their hands hereunto. A copy was provided. I attest.

/s/ Pedro Enrique Aylwin Chiorrini
Pedro Enrique Aylwin Chiorrini
on behalf of
GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

/s/ Pedro Enrique Aylwin Chiorrini
Pedro Enrique Aylwin Chiorrini
on behalf of
GEOPARK FELL SpA

/s/ Pedro Enrique Aylwin Chiorrini
Pedro Enrique Aylwin Chiorrini
on behalf of
GEOPARK LLANOS SAS

/s/ Fernando Noriega Potocnjak
Fernando Noriega Potocnjak
on behalf of
DEUTSCHE BANK TRUST COMPANY AMERICAS